EXHIBIT 99.1

CDW Reports Fourth Quarter and Full Year 2022 Earnings
Reinforces Power of Business Model and Strategy

(Dollars in millions, except per share amounts)	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	% Chg.	2022	2021	% Chg.
Net Sales	$5,438.3	$5,536.9	(1.8)%	$23,748.7	$20,820.8	14.1%
Average Daily Sales[1]	86.3	87.9	(1.8)	93.5	82.0	14.1
Gross Profit	1,181.1	975.6	21.1	4,686.6	3,568.5	31.3
Operating Income	446.6	339.3	31.6	1,735.2	1,419.0	22.3
Net Income	287.2	215.3	33.4	1,114.5	988.6	12.7
Non-GAAP Operating Income[2]	523.1	424.5	23.2	2,050.5	1,645.4	24.6
Net Income per Diluted Share	$2.09	$1.57	33.1	$8.13	$7.04	15.6
Non-GAAP Net Income per Diluted Share[2]	$2.50	$2.08	20.6%	$9.79	$7.97	22.9%
[1] There were 63 selling days for both the three months ended December 31, 2022 and 2021. There were 254 selling days for both the years ended December 31, 2022 and 2021.
[2] Non-GAAP measures used in this release that are not based on accounting principles generally accepted in the United States of America ("US GAAP") are each defined and reconciled to the most directly comparable US GAAP measures in the attached schedules.

LINCOLNSHIRE, Ill., February 8, 2023 -- CDW Corporation (Nasdaq:CDW), a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced fourth quarter and year end 2022 results. CDW also announced the approval by its Board of Directors of a $750 million increase to its share repurchase authorization and a quarterly cash dividend of $0.59 per share, which is 18 percent higher than the prior year period, to be paid on March 10, 2023 to all stockholders of record as of the close of business on February 24, 2023.
"Our strong full year sales and profit performance highlights the combined power of our agile business model and strength of our strategy. Record fourth quarter profit performance was driven by the team's ability to meet customer priorities and capture growth opportunities," said Christine A. Leahy, chair, president and chief executive officer, CDW. “I am extremely proud of the commitment, agility and resolve of our coworkers, who successfully helped our customers address their mission-critical IT and operational needs across the full IT solutions stack and lifecycle."
"Strong operating results and successful execution of our capital allocation priorities delivered a 15.6 and 22.9 percent increase in GAAP and Non-GAAP net income per diluted share for 2022," said Albert J. Miralles, chief financial officer, CDW. "We optimized the use of cash flow after paying dividends to achieve our 2022 goal of reducing our net leverage to the targeted range. In 2023, in addition to our continued focus on dividend increases and managing our net leverage, we are also pleased to re-establish our capital allocation priorities of M&A and share repurchases."
"In 2023, we are well-positioned to continue our track record of outpacing the US IT market growth by 200 to 300 basis points on a constant currency basis. To accomplish this, we will maintain our laser focus on meeting the needs of our more than 250,000 customers and remaining the partner of choice for more than 1,000 leading and emerging technology brands as the technology market continues to evolve," concluded Leahy.

Fourth Quarter of 2022 Highlights:
Total Net sales in the fourth quarter of 2022 were $5,438 million, compared to $5,537 million in the fourth quarter of 2021, a decrease of 1.8 percent. There were 63 selling days for both the three months ended December 31, 2022 and 2021. Net sales on a constant currency basis decreased 0.4 percent. Currency impact to Net sales decline was driven by unfavorable translation of the British pound and Canadian dollar to US dollar. Fourth quarter Net sales performance included:
•Total Corporate segment Net sales of $2,484 million, 6.9 percent higher than 2021.
•Total Small Business segment Net sales of $424 million, 13.1 percent lower than 2021.
•Total Public segment Net sales of $1,851 million, 8.7 percent lower than 2021. Public results were driven by decreased Net sales to Education customers of 30.9 percent. Net sales to Government and Healthcare customers increased by 13.5 percent and 8.1 percent, respectively.
•Net sales for CDW's UK and Canadian operations, combined as "Other" for financial reporting purposes, of $680 million, 2.7 percent lower than 2021.
Gross profit was $1,181 million in the fourth quarter of 2022, compared to $976 million in the fourth quarter of 2021, representing an increase of 21.1 percent. Gross profit margin was 21.7 percent in the fourth quarter of 2022 versus 17.6 percent in the fourth quarter of 2021. The increase in Gross profit margin was primarily driven by more favorable product mix and rate and a higher mix of netted down revenues, as well as increased Net sales and margins on services as a result of the recent business acquisitions.
Total selling and administrative expenses, including advertising expense, were $735 million in the fourth quarter of 2022, compared to $636 million in the fourth quarter of 2021, representing an increase of 15.4 percent. This increase was primarily driven by higher payroll expenses consistent with higher Gross profit and higher coworker count, including the impact of the acquisition of Sirius Computer Solutions ("Sirius"), and higher intangible asset amortization from the acquisition of Sirius, partially offset by lower acquisition costs.
Operating income was $447 million in the fourth quarter of 2022, compared to $339 million in the fourth quarter of 2021, representing an increase of 31.6 percent. Non-GAAP operating income was $523 million in the fourth quarter of 2022, compared to $425 million in the fourth quarter of 2021, representing an increase of 23.2 percent. Non-GAAP operating income margin was 9.6 percent in the fourth quarter of 2022 versus 7.7 percent in the fourth quarter of 2021.
Net interest expense was $59 million in the fourth quarter of 2022, compared to $43 million in the fourth quarter of 2021, representing an increase of 36.9 percent. The increase was primarily driven by additional interest expense from the $2.5 billion aggregate principal amount of senior notes issued on December 1, 2021, the net proceeds of which were used to fund the acquisition of Sirius.
The effective tax rate was 24.7 percent in the fourth quarter of 2022, compared to 25.1 percent in the fourth quarter of 2021, which resulted in tax expense of $94 million and $72 million, respectively. The decrease in the effective tax rate is primarily attributable to lower non-deductible expenses, partially offset by lower excess tax benefits on equity-based compensation and higher state taxes.
Net income was $287 million in the fourth quarter of 2022, compared to $215 million in the fourth quarter of 2021, representing an increase of 33.4 percent. Non-GAAP net income was $343 million in the fourth quarter of 2022, compared to $285 million in the fourth quarter of 2021, representing an increase of 20.3 percent.
Weighted average diluted shares outstanding were 137 million for the fourth quarter of 2022, compared to 138 million for the fourth quarter of 2021. Net income per diluted share for the fourth quarter of 2022 was $2.09, compared to $1.57 for the fourth quarter of 2021, representing an increase of 33.1 percent. Non-

GAAP net income per diluted share for the fourth quarter of 2022 was $2.50, compared to $2.08 for the fourth quarter of 2021, representing an increase of 20.6 percent.
Full Year 2022 Highlights:
Total Net sales in 2022 were $23,749 million, compared to $20,821 million in 2021, an increase of 14.1 percent. This increase includes the contribution from the acquisition of Sirius which closed on December 1, 2021. There were 254 selling days for both the years ended December 31, 2022 and 2021. Net sales on a constant currency basis increased 15.2 percent. Currency impact to Net sales growth was driven by unfavorable translation of the British pound and Canadian dollar to US dollar. Full year Net sales performance included:
•Total Corporate segment Net sales of $10,350 million, 26.5 percent higher than 2021.
•Total Small Business segment Net sales of $1,939 million, 3.7 percent higher than 2021.
•Total Public segment Net sales of $8,551 million, 4.5 percent higher than 2021. Public results were driven by an increase in Net sales to Government and Healthcare customers of 19.4 percent and 22.7 percent, respectively. Net sales to Education customers decreased 11.9 percent.
•Net sales for CDW's UK and Canadian operations, combined as "Other" for financial reporting purposes, of $2,908 million, 12.4 percent higher than 2021.
Gross profit was $4,687 million in 2022, compared to $3,569 million for 2021, representing an increase of 31.3 percent. Gross profit margin was 19.7 percent in 2022 versus 17.1 percent in 2021. The increase in Gross profit margin was primarily driven by more favorable product mix and rate and a higher mix of netted down revenues, as well as increased Net sales and margins on services as a result of the recent business acquisitions.
Total selling and administrative expenses were $2,951 million in 2022, compared to $2,150 million in 2021, representing an increase of 37.3 percent. This increase was primarily driven by higher payroll expenses consistent with higher Gross profit and higher coworker count, including the impact of the acquisition of Sirius, and higher intangible asset amortization from the acquisition of Sirius.
Operating income was $1,735 million in 2022, compared to $1,419 million in 2021, representing an increase of 22.3 percent. Non-GAAP operating income was $2,051 million in 2022, compared to $1,645 million for 2021, representing an increase of 24.6 percent. Non-GAAP operating income margin was 8.6 percent and 7.9 percent for 2022 and 2021, respectively.
Net interest expense was $236 million in 2022, compared to $151 million in 2021, representing an increase of 56.2 percent. The increase was primarily driven by additional interest expense from the $2.5 billion aggregate principal amount of senior notes issued on December 1, 2021, the net proceeds of which were used to fund the acquisition of Sirius.
The effective tax rate was 25.1 percent in 2022, compared to 23.8 percent in 2021, which resulted in tax expense of $373 million and $309 million, respectively. The increase in the effective tax rate is primarily attributable to lower excess tax benefits on equity-based compensation, partially offset by a prior year discrete deferred tax expense as a result of an increase in the UK corporate tax rate effective in 2023.
Net income was $1,115 million in 2022, compared to $989 million in 2021, representing an increase of 12.7 percent. Non-GAAP net income was $1,342 million in 2022, compared to $1,119 million in 2021, representing an increase of 19.9 percent.
Weighted average diluted shares outstanding were 137 million in 2022, compared to 141 million in 2021. Net income per diluted share in 2022 was $8.13, compared to $7.04 in 2021, representing an increase of 15.6 percent. Non-GAAP net income per diluted share in 2022 was $9.79, compared to $7.97 in 2021, representing an increase of 22.9 percent.

Forward-Looking Statements
This release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical fact are forward-looking statements. These statements relate to analyses and other information, which are based on forecasts of future results or events and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. We claim the protection of The Private Securities Litigation Reform Act of 1995 for all forward-looking statements in this release.
These forward-looking statements are identified by the use of terms and phrases such as "anticipate," "assume," "believe," "estimate," "expect," "goal," "intend," "plan," "potential," "predict," "project," "target" and similar terms and phrases or future or conditional verbs such as "could," "may," "should," "will," and "would." However, these words are not the exclusive means of identifying such statements. Although we believe that our plans, intentions and other expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those that we expected.
Important factors that could cause actual results or events to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled "Risk Factors" and "Trends and Key Factors Affecting our Financial Performance" included in our Annual Report on Form 10-K for the year ended December 31, 2021, Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 and our other US Securities and Exchange Commission ("SEC") filings and public communications. These factors include, among others, inflationary pressures; level of interest rates; CDW's relationships with vendor partners and terms of their agreements; the COVID-19 pandemic, including resurgences and the emergence of new variants, and actions taken in response thereto and the associated impact on our business, results of operations, cash flows, financial condition and liquidity; continued innovations in hardware, software and services by CDW's vendor partners; substantial competition that could reduce CDW's market share; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security and failure to protect our information technology systems from cybersecurity threats; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel, significant increases in labor costs or ineffective workforce management; potential adverse occurrences at one of CDW's primary facilities or third-party data centers, including as a result of climate change; increases in the cost of commercial delivery services or disruptions of those services; CDW's exposure to accounts receivable and inventory risks; the potential failure to achieve the anticipated benefits of the acquisition of Sirius in the expected timeframe or at all; future acquisitions or alliances; fluctuations in CDW's operating results; fluctuations in foreign currency; global and regional economic and political conditions, including impacts of the ongoing military conflict between Russia and Ukraine and related sanctions against Russia; potential interruptions of the flow of products from suppliers; decreases in spending on technology products and services; potential failures to comply with Public segment contracts or applicable laws and regulations; current and future legal proceedings, investigations and audits, including intellectual property infringement claims; changes in laws, including regulations or interpretations thereof, or the potential failure to meet stakeholder expectations on environmental sustainability and corporate responsibility matters; CDW's level of indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by those cautionary statements as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this release in the context of these risks and uncertainties.
We caution you that the important factors referenced above may not reflect all of the factors that could cause actual results or events to differ from our expectations. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
Non-GAAP Financial Information
Non-GAAP operating income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and related payroll taxes, and acquisition and integration expenses. Non-GAAP operating income margin is defined as Non-GAAP operating income as a percentage of Net sales. Non-GAAP net income excludes, among other things, charges related to acquisition-related intangible asset amortization, equity-based compensation, acquisition and integration expenses, and the associated tax effects of each. Net sales growth on a constant currency basis is defined as Net sales growth excluding the impact of foreign currency translation on Net sales compared to the prior period. Free cash flow is defined as cash flows from operating activities less capital expenditures, adjusted for the net change in accounts payable-inventory financing and other financed purchases.
Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP net income, Non-GAAP net income per diluted share, Net sales growth on a constant currency basis and Free cash flow are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial condition that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with US GAAP.
CDW believes Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP net income and Net sales growth on a constant currency basis provide analysts, investors and management with helpful information regarding the underlying operating performance of CDW's business, as they remove the impact of items that management believes are not reflective of underlying operating performance. CDW uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business. We also present Free cash flow as we believe this measure provides more information regarding our liquidity and capital resources. Certain non-GAAP financial measures are also used to determine certain components of performance-based compensation.
CDW's annual targets are provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as currency impacts or interest rates, or reliably predicted because they are not part of CDW's routine activities, such as refinancing activities or acquisition and integration expenses.
The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable US GAAP financial measures. Non-GAAP measures used by CDW may differ from similar measures used by other companies, even when similar terms are used to identify such measures.
About CDW
CDW Corporation (Nasdaq:CDW) is a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW was founded in 1984 and employs approximately 15,100 coworkers. For the year ended December 31, 2022, the company generated Net sales of approximately $24 billion. For more information about CDW, please visit www.CDW.com.

Webcast
CDW Corporation will hold a conference call today, February 8, 2023 at 7:30 a.m. CT/8:30 a.m. ET to discuss its fourth quarter and full year financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries                    Media Inquiries
Steven O'Brien                  Sara Granack
Vice President, Investor Relations    Vice President, Corporate Communications
(847) 968-0238    (847) 419-7411
investorrelations@cdw.com    mediarelations@cdw.com

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars and shares in millions, except per-share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	% Change(i)	2022	2021	% Change(i)
	(unaudited)	(unaudited)		(unaudited)
Net sales	$5,438.3	$5,536.9	(1.8)%	$23,748.7	$20,820.8	14.1%
Cost of sales	4,257.2	4,561.3	(6.7)	19,062.1	17,252.3	10.5

Gross profit	1,181.1	975.6	21.1	4,686.6	3,568.5	31.3

Selling and administrative expenses	734.5	636.3	15.4	2,951.4	2,149.5	37.3
Operating income	446.6	339.3	31.6	1,735.2	1,419.0	22.3

Interest expense, net	(59.4)	(43.4)	36.9	(235.7)	(150.9)	56.2
Other (expense) income, net	(6.0)	(8.6)	(30.2)	(11.7)	29.7	nm*

Income before income taxes	381.2	287.3	32.7	1,487.8	1,297.8	14.6

Income tax expense	(94.0)	(72.0)	30.6	(373.3)	(309.2)	20.7

Net income	$287.2	$215.3	33.4%	$1,114.5	$988.6	12.7%

Net income per common share:
Basic	$2.12	$1.60	32.9%	$8.24	$7.14	15.4%
Diluted	$2.09	$1.57	33.1%	$8.13	$7.04	15.6%

Weighted-average common shares outstanding:
Basic	135.5	135.5		135.2	138.5
Diluted	137.4	137.7		137.0	140.5

* Not meaningful

(i)There were 63 selling days for both the three months ended December 31, 2022 and 2021. There were 254 selling days for both the years ended December 31, 2022 and 2021.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

CDW has included reconciliations of Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales growth on a constant currency basis for the three months and years ended December 31, 2022 and 2021 below. In addition, a reconciliation of Free cash flow is included for the years ended December 31, 2022 and 2021.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP OPERATING INCOME AND NON-GAAP OPERATING INCOME MARGIN
(dollars in millions)
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2022	% of Net sales	2021	% of Net sales	2022	% of Net sales	2021	% of Net sales
Operating income, as reported	$446.6	8.2%	$339.3	6.1%	$1,735.2	7.3%	$1,419.0	6.8%
Amortization of intangibles(i)	41.5		24.3		167.9		94.9
Equity-based compensation	19.7		19.3		91.1		72.6
Acquisition and integration expenses	12.0		41.2		48.3		54.3
Other adjustments	3.3		0.4		8.0		4.6
Non-GAAP operating income	$523.1	9.6%	$424.5	7.7%	$2,050.5	8.6%	$1,645.4	7.9%

(i)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP INCOME BEFORE INCOME TAXES, NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended December 31,
	2022				2021
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

US GAAP, as reported	$381.2	$(94.0)	$287.2	24.7%	$287.3	$(72.0)	$215.3	25.1%	33.4%

Amortization of intangibles(ii)	41.5	(10.8)	30.7		24.3	(5.5)	18.8
Equity-based compensation	19.7	(6.7)	13.0		19.3	(6.3)	13.0
Acquisition and integration expenses	12.0	(3.0)	9.0		41.2	(7.1)	34.1
Net loss on extinguishment of long-term debt	1.6	(0.4)	1.2		5.6	(1.4)	4.2
Other adjustments	3.3	(1.0)	2.3		0.4	(0.4)	—
Non-GAAP	$459.3	$(115.9)	$343.4	25.2%	$378.1	$(92.7)	$285.4	24.5%	20.3%

US GAAP net income per diluted share			$2.09				$1.57
Non-GAAP net income per diluted share			$2.50				$2.08
Shares used in computing US GAAP and Non-GAAP net income per diluted share			137.4				137.7

(i)Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.

(ii)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP INCOME BEFORE INCOME TAXES, NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Year Ended December 31,
	2022				2021
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

US GAAP, as reported	$1,487.8	$(373.3)	$1,114.5	25.1%	$1,297.8	$(309.2)	$988.6	23.8%	12.7%

Amortization of intangibles(ii)	167.9	(44.6)	123.3		94.9	(18.9)	76.0
Equity-based compensation	91.1	(30.4)	60.7		72.6	(42.6)	30.0
Acquisition and integration expenses	48.3	(12.4)	35.9		54.3	(10.4)	43.9
Gain on sale of equity method investment	—	—	—		(36.0)	8.5	(27.5)
Net loss on extinguishment of long-term debt	1.6	(0.4)	1.2		6.0	(1.5)	4.5
Other adjustments	8.0	(2.1)	5.9		4.6	(1.2)	3.4
Non-GAAP	$1,804.7	$(463.2)	$1,341.5	25.7%	$1,494.2	$(375.3)	$1,118.9	25.1%	19.9%

US GAAP net income per diluted share			$8.13				$7.04
Non-GAAP net income per diluted share			$9.79				$7.97
Shares used in computing US GAAP and Non-GAAP net income per diluted share			137.0				140.5

(i)Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.

(ii)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

CDW CORPORATION AND SUBSIDIARIES
NET SALES GROWTH ON A CONSTANT CURRENCY BASIS
(dollars in millions)
(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	% Change(i)	2022	2021	% Change(i)

Net sales, as reported	$5,438.3	$5,536.9	(1.8)%	$23,748.7	$20,820.8	14.1%
Foreign currency translation(ii)	—	(75.7)		—	(197.3)
Net sales, on a constant currency basis	$5,438.3	$5,461.2	(0.4)%	$23,748.7	$20,623.5	15.2%

(i)There were 63 selling days for both the three months ended December 31, 2022 and 2021. There were 254 selling days for both the years ended December 31, 2022 and 2021.

(ii)Represents the effect of translating the prior year results of CDW UK and CDW Canada at the average exchange rates applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	December 31, 2022	December 31, 2021
Assets	(unaudited)

Current assets:
Cash and cash equivalents	$315.2	$258.1
Accounts receivable, net of allowance for credit losses of $25.7 and $20.4, respectively	4,461.3	4,499.4
Merchandise inventory	800.2	927.6
Miscellaneous receivables	489.1	435.5
Prepaid expenses and other	498.2	357.5
Total current assets	6,564.0	6,478.1

Operating lease right-of-use assets	149.2	155.6
Property and equipment, net	188.8	195.8
Goodwill	4,342.7	4,382.9
Other intangible assets, net	1,490.7	1,628.1
Other assets	396.1	358.9
Total assets	$13,131.5	$13,199.4

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$2,821.3	$3,114.2
Accounts payable - inventory financing	519.0	448.3
Current maturities of long-term debt	56.3	102.7
Contract liabilities	485.5	402.9
Accrued expenses and other liabilities	1,065.0	1,027.9
Total current liabilities	4,947.1	5,096.0

Long-term liabilities:
Debt	5,866.4	6,755.8
Deferred income taxes	203.4	222.3
Operating lease liabilities	175.2	184.2
Other liabilities	336.1	235.4
Total long-term liabilities	6,581.1	7,397.7

Total stockholders’ equity	1,603.3	705.7
Total liabilities and stockholders’ equity	$13,131.5	$13,199.4

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	% Change(i)	2022	2021	% Change(i)
	(unaudited)	(unaudited)		(unaudited)
Corporate	$2,484.0	$2,323.5	6.9%	$10,350.1	$8,179.7	26.5%

Small Business	423.7	487.4	(13.1)	1,938.9	1,870.1	3.7

Public:
Government	632.5	557.3	13.5	2,574.3	2,155.6	19.4
Education	656.2	949.7	(30.9)	3,621.4	4,108.7	(11.9)
Healthcare	562.3	520.3	8.1	2,355.6	1,919.3	22.7
Total Public	1,851.0	2,027.3	(8.7)	8,551.3	8,183.6	4.5

Other	679.6	698.7	(2.7)	2,908.4	2,587.4	12.4

Total Net sales	$5,438.3	$5,536.9	(1.8)%	$23,748.7	$20,820.8	14.1%

(i)There were 63 selling days for both the three months ended December 31, 2022 and 2021. There were 254 selling days for both the years ended December 31, 2022 and 2021.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)
(unaudited)

	December 31, 2022	December 31, 2021

Debt and Revolver Availability
Cash and cash equivalents	$315.2	$258.1
Total debt	5,922.7	6,858.5
Revolver availability	1,083.6	987.3
Cash plus revolver availability	1,398.8	1,245.4

Working Capital(i)
Days of sales outstanding	71	65
Days of supply in inventory	17	17
Days of purchases outstanding	(67)	(58)
Cash conversion cycle	21	24

(i)Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(dollars in millions)

	Year Ended December 31,
	2022	2021
	(unaudited)
Cash flows provided by operating activities	$1,335.9	$784.6

Capital expenditures	(127.8)	(100.0)
Acquisition of businesses, net of cash acquired	(36.7)	(2,705.6)
Proceeds from the sale of equity method investment	—	36.0
Cash flows used in investing activities	(164.5)	(2,769.6)

Net change in accounts payable - inventory financing	84.6	(161.8)
Financing payments for revenue generating assets	—	(46.1)
Other cash flows provided by financing activities	(1,186.7)	1,040.7
Cash flows provided by financing activities	(1,102.1)	832.8

Effect of exchange rate changes on cash and cash equivalents	(12.2)	0.1
Net (decrease) increase in cash and cash equivalents	57.1	(1,152.1)
Cash and cash equivalents - beginning of period	258.1	1,410.2
Cash and cash equivalents - end of period	$315.2	$258.1

Supplementary disclosure of cash flow information:
Interest paid	$(224.3)	$(134.3)
Income taxes paid, net	$(362.2)	$(351.0)

CDW CORPORATION AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Year Ended December 31,
	2022	2021
Net cash provided by operating activities	$1,335.9	$784.6
Capital expenditures	(127.8)	(100.0)
Net change in accounts payable - inventory financing	84.6	(161.8)
Financing payments for revenue generating assets	—	(46.1)
Free cash flow	$1,292.7	$476.7